                                                U.S. SECURITIES AND EXCHANGE COMMISSION

|---------------------------|
|       FORM 5              |
|                           |                            Washington, D.C. 20549
|---------------------------|
                                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                                         1935 or Section 30(f)
                                                 of the Investment Company Act of 1940

----------------------------------------------------------------- ---------------------------------------------------------------- -------------------------------------------------
1.       Name and Address of Reporting Person*                    2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
                                                                                 Compaq Computer Corporation (CPQ)                        Director       ___ 10% Owner
                                                                                                                                   ------
                                                                                                                                     X  Officer   (give  ___ Other (Specify)
                                                                                                                                   ----
Fox                      Douglas                B.                                                                                                title
                                                                                                                                                  below)
----------------------------------------------------------------- ----------------------------------------------------------------
-----------------------------------------------------------------
(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for
                                                                      Number of Reporting         Month/Year                            Sr. VP and General Manager, Business
                                                                                                                                        ----------------------------------
20555 SH 249                                                          Person (Voluntary)       Fiscal Year 2000                         Critical Server Group
                                                                                                                                        ---------------------
-----------------------------------------------------------------                              ----------------------------------- -------------------------------------------------
                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                                  Original                                     Check applicable line)
                                                                                                  (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                                   -----
Houston                    TX                     77070-2698                                                                       ___ Form filed by More than One Reporting Person
-----------------------------------------------------------------
----------------------------------------------------------------- ------------------------------------------------------------------------------------------------------------------
(City)                   (State)            (Zip)                          Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------- ------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                             2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                                       action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                                     Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                                    (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                                       at End of            Indirect    (Instr. 4)
                                                                                                                                       Issuer's
                                                                                               -----------------------------------
                                                                                               ------------- -------- ------------
                                                                    Day/                                     (A) or                    Fiscal Year        (I)
                                                                    Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                                       4)               4)
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                                      10/24/2000     F             1,472 (1)     D        $28.15       39,028                    D
                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                                                                                         150                 I        IRA
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------

                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------

* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                              (Print or Type Responses)

================================================================================================================================================================================
FORM 5 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

---------------- ------------ ------------ ------------ -------------------- ------------------------- -------------------------- --------- ----------- ------------ -----------
1. Title of      2. Conver-   3. Trans-    4. Transac-    5. Number of       6. Date Exer-             7. Title and Amount of     8. Price  9. Number   10. Owner-   11. Na-
   Derivative      sion or      action       tion Code    Derivative           cisable and Ex-           Underlying Securities      of        of            ship         ture
   Security        Exercise     Date         (Instr.      Securities           piration Date             (Instr. 3 and 4)           Deriv-    Deriv-        of           of In-
   (Instr. 3)      Price of     (Month/      8)           Ac-quired (A) or     (Month/Day/                                          ative     ative         Deriv-       direct
                   Deriv-        Day/                     Dis-                   Year)                                              Secur-    Secur-        ative        Bene-
                   ative         Year)                    posed of (D)                                                              ity       ities         Secu-        ficial
                   Security                               (Instr. 3, 4,                                                                       Bene-         rity:        Own-
                                                          and 5)                                                                    (Instr.   ficially      Direct       ership
                                                                                                                                    5)        Owned
                                                                             ----------- ------------- ------------ -------------
                                                                                                                                              at End        (D) or
                                                                             Date        Expira-                     Amount or                of            Indi-        (Instr.
                                                                             Exer-       tion             Title      Number of                Year          rect         4)
                                                                             cisable     Date                          Shares                               (I)
                                                                                                                                            (Instr. 4)
                                                                                                                                                        (Instr. 4)
                                                        ---------- ---------
                                                           (A)     (D)
---------------- ------------ ------------ ------------ ---------- --------- ----------- ------------- ------------ ------------- --------- ----------- ------------ -----------
Stock Option     $18.10       12/13/2000        A       125,000              1/13/2001   12/12/2010    Common       125,000                 125,000     D
Right to Buy)                                                                   (2)                    Stock
---------------- ------------ ------------ ------------ ---------- --------- ----------- -------------              ------------- --------- ----------- ------------ -----------
                 ------------ ------------ ------------ ---------- --------- ----------- ------------- ------------ ------------- --------- ----------- ------------ -----------

---------------- ------------ ------------ ------------ ---------- --------- ----------- ------------- ------------ ------------- --------- ----------- ------------ -----------
Explanation of Responses:

(1)   Shares withheld to satisfy tax liability for restricted stock vesting.
(2)   Option is first exercisable on this date and vest prorata over 48 months from grant date.

                                                /s/  Douglas B. Fox                 Feb. 10, 2001
                                       -------------------------------------       ----------------
                                                  Douglas B. Fox                           Date
                                          **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.